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                                                                      Exhibit 5a

                     AMENDED AND RESTATED ADVISORY AGREEMENT



                  AGREEMENT made as of July 28, 1988 between MUNICIPAL FUND FOR CALIFORNIA INVESTORS, INC., a Maryland corporation (the "Fund"), and PROVIDENT INSTITUTIONAL MANAGEMENT CORPORATION, a Delaware corporation (the "Investment Adviser"), registered as an investment adviser under the Investment Advisers Act of 1940 and wholly-owned by Provident National Bank ("Provident").

                  WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940;

                  WHEREAS, the Fund entered into an amended advisory agreement made as of August 7, 1987 (the "Advisory Agreement") between the Fund and the Investment Adviser for certain investment advisory and administrative services to the Fund, which at such time offered shares in only one portfolio: the Fund's California Money Fund Portfolio (the "Cal Money Portfolio");

                  WHEREAS, the Fund, as of the date hereof, now offers shares in two portfolios: the Cal Money Portfolio, and the Fund's California Intermediate Municipal Fund Portfolio (the "Cal Intermuni Portfolio") (the Cal Money Portfolio and the Cal Intermuni Portfolio collectively referred to herein as the "Portfolios" and each as a "Portfolio"); and

                  WHEREAS, the Fund desires to amend and restate in full the Advisory Agreement to retain the Investment Adviser to render investment advisory and administrative services to both the Cal Money Portfolio and the Cal Intermuni Portfolio, and the Investment Adviser is willing to so render such services;

                  NOW, THEREFORE, this Agreement

                                   WITNESSETH:

                  In consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto that the Advisory Agreement is hereby amended and restated in full as follows:

                  1. Appointment. The Fund hereby appoints the Investment Adviser to act as investment adviser to each of the Portfolios for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.
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                  2. Delivery of Documents. The Fund has furnished the
Investment Adviser copies property certified or authenticated of each of the following:

                        a. Articles of Incorporation of the Fund (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended or supplemented, herein called the "Articles of Incorporation");

                        b. Articles Supplementary as filed with the Maryland State Department of Assessments and Taxation on November 24, 1982;

                        c. By-Laws of the Fund (such By-Laws, as presently in effect and as they shall from time to time be amended, herein called the "By-Laws");

                        d. Resolutions of the Board of Directors of the Fund authorizing the appointment of the Investment Adviser and the execution and delivery of this Agreement;

                        e. Registration Statement under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, on Form N-1 (No. 2-79510) relating to each class of common stock of the Fund (collectively, the "Shares"), and all amendments thereto;

                        f. Notification of Registration of the Fund under the Investment Company Act of 1940, as amended, on Form N-BA as filed with the Securities and Exchange Commission on September 24, 1982. and all amendments thereto; and

                        g. Each Prospectus relating to either Portfolio of the Fund in effect under the Securities Act of 1933 (such prospectuses and supplements thereto. as presently in effect and as from time to time amended and supplemented, herein called collectively, the "Prospectuses").

                  The Fund will furnish the Investment Adviser from time to time with copies of all amendments of or supplements to the foregoing, if any.

                  3. Management. Subject to the supervision of the Board of Directors of the Fund, the Investment Adviser will provide a continuous investment program for the each of the Portfolios, including investment research and management with respect to all securities, investments, cash and cash equivalents in each Portfolio. The Investment Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by each Portfolio. The Investment Adviser will provide the services rendered by it hereunder in

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accordance with each Portfolio's investment objective and policies as stated in the Prospectuses. The Investment Adviser further agrees that it:

                        a. will conform with all applicable Rules and Regulations of the Securities and Exchange Commission (herein called the "Rules"), and will in addition conduct its activities under this Agreement in accordance with regulations of the Board of Governors of the Federal Reserve System pertaining to the investment advisory activities of bank holding companies to the same extent as if such regulations were by their terms applicable to the activities of the Investment Adviser;

                        b. will not invest its assets or the assets of any accounts advised by it or by Provident in Shares, make loans for the purpose of purchasing or carrying Shares, or make loans to the Portfolios;

                        c. will place orders pursuant to its investment determinations for each Portfolio either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Investment Adviser will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Investment Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Fund with research advice and other services. In no instance will portfolio securities be purchased from or sold to the Fund's principal underwriter, the Investment Advisor or any affiliated person thereof, except to the extent permitted by the Securities and Exchange Commission;

                        d. will, together with Provident, maintain all books and records with respect to each Portfolio's securities transactions, keep each Portfolio's books of account and will render to the Fund's Board of Directors such periodic and special reports as the Board may request;

                        e. will compute the net asset value and the net income for each Portfolio on each business day as described in the Prospectuses or as more frequently requested by the Fund; and

                        f. will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may

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be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

                  4. Services Not Exclusive. The investment management services rendered by the Investment Adviser hereunder are not to be deemed exclusive, and the Investment Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

                  5. Sub-Advisory Agreement. Notwithstanding anything herein to the contrary, this Agreement shall not be effective until the Investment Adviser and Provident deliver to the Fund a duly executed copy of the Sub-Advisory Agreement in substantially the form attached as Exhibit A hereto (the "Sub-Advisory Agreement") pursuant to which Provident will provide the Investment Adviser with certain investment advisory services on behalf of each Portfolio. The Investment Adviser agrees to give the Fund prompt written notice of any termination of or notice to terminate the Sub-Advisory Agreement by any person other than the Fund.

                  6. Books and Records. In compliance with the requirements of Rule 31a-3 of the Rules, the Investment Adviser hereby agrees that all records which it maintains for each Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 the records required to be maintained by Rule 31a-l of the Rules.

                  7. Expenses. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of (including brokerage commissions, if any) securities purchased for each Portfolio.

                  In addition. if the expenses borne by a Portfolio in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which the Shares are registered or qualified for sale to the public, the Investment Adviser shall reimburse the Portfolio for one-half of any excess up to the amount of the fees payable to it during such fiscal year pursuant to paragraph B hereof; provided, however, that notwithstanding the foregoing, the Investment Adviser shall reimburse the Portfolio for one-half of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state in which the Shares are registered or qualified for sale so require.


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                  8. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, at an annual rate of .20% of the Portfolio's average net assets.

                  9. Limitation of Liability of the Investment Adviser. Neither Provident nor the Investment Adviser shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligation and duties under this Agreement. Notwithstanding the foregoing, the Investment Adviser shall be liable to the Fund for the acts and omissions of Provident to the extent that Provident is liable to the Investment Adviser for such acts or omissions under the Sub-Advisory Agreement between the Investment Adviser and Provident.

                  10. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue until May 31, 1989. Thereafter, if not terminated, this Agreement shall continue with respect to a Portfolio for successive periods of 12 months each, provided such continuance is specifically approved at least annually (a) by the vote of;a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio; provided, however. that this Agreement may be terminated with respect to a Portfolio by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio on 60 days' written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 90 days' written notice to the Fund. This Agreement will immediately terminate in the event of its assignment and upon any termination of the Sub-Advisory Agreement. (As used in this Agreement the terms "majority of the outstanding voting securities," "interested person" and assignment shall have the same meanings as such terms have in the Investment Company Act of 1940.)

                  11. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party

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against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of a majority of the Portfolio's outstanding voting securities.

                  12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

                  IN WITNESS WHEREOF. the parties hereto have caused this instrument to be executed by their officers designated below to of the day and year first above written.
                                                MUNICIPAL FUND FOR CALIFORNIA
                                                INVESTORS, INC.
Attest:                                         (a Maryland corporation)



/s/ Morgan R. Jones                             By:/s/ G. Willing Pepper
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[seal]



                                                PROVIDENT INSTITUTIONAL
                                                MANAGEMENT CORPORATION
Attest:


/s/ Signature illegible                         By:/s/ Thomas H. Nevin
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[Corporate Seal]



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